Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221715) and on Form S-8 (No. 333-218457, 333-202876 and 333-226589) of B. Riley Financial, Inc. of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of magicJack VocalTec Ltd. and Subsidiaries which appear in the Annual Report on Form 10-K for the year ended December 31, 2017 of magicJack VocalTec Ltd., which is incorporated by reference in this Form 8-K/A.

/s/ BDO USA, LLP

West Palm Beach, Florida

December 10, 2018